Exhibit 15.1

KPMG LLP	Telephone	(514) 840-2100
600 de Maisonneuve Blvd. West	Fax	(514) 840-2187
Suite 1500	Internet	www.kpmg.ca
Tour KPMG
Montréal, Québec H3A 0A3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Acasti Pharma Inc.

We consent to the incorporation by reference in the Registration Statement (File No. 333-191383) on Form S-8 of Acasti Pharma Inc. (the “Company”) of our report dated June 6, 2014, with respect to the financial statements of the Company, which comprise the statements of financial position as at February 28, 2014 and February 28, 2013, the statements of earnings and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended February 28, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, which report is included in the annual report on Form 20-F of the Company for the fiscal year ended February 28, 2014.

/s/ KPMG LLP*

June 6, 2014

Montreal, Canada

*	CPA, auditor, CA, public accountancy permit No. A119178

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.